                                                                   Exhibit 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to Options granted under the Rock Financial Corporation Amended and Restated 1996 Stock Option Plan assumed by Intuit Inc. and to the incorporation by reference therein of our report dated August 19, 1999, except for paragraph 4 of Note 19 as to which the date is September 9, 1999, with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K/A, Amendment No. 1) for the year ended July 31, 1999, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Palo Alto, California
December 10, 1999